EdR ANNOUNCES FOURTH QUARTER 2012 RESULTS - Full Year Core FFO per Share Up Over 9% - - Full Year Same-Community Net Operating Income Up Nearly 6% -

MEMPHIS, TN, February 19, 2013 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended December 31, 2012.

Company Highlights

•	Core funds from operations (“Core FFO”) increased 14% to $0.16 per share/unit, for the quarter. For the full year, Core FFO increased 9.3% to $0.47 per share/unit;

•	Same-community net operating income (“NOI”) for the quarter decreased 2.7% on flat revenue and a 3.3% increase in operating expenses. For the full year, same-community NOI increased 5.7%;

•	Preleasing for the 2013-2014 lease term is 460 basis points ahead of last year with the same-community portfolio 39.1% preleased, compared to 34.5% the same time last year;

•	Net rental rate increase of 2.2% anticipated for the 2013-2014 lease term;

•	Borrowing capacity under the credit facility was expanded to $375 million in January 2013, with an accordion feature to $500 million and a four-year term;

•	Acquired five communities with a total of 2,581 beds for $206.3 million;

•	Entered into a joint venture agreement to develop an $89.2 million, 901-bed community within two blocks of the University of Minnesota;

•	Sold The Reserve at Star Pass, a 1,020-bed community 4.5 miles from the University of Arizona, for $25.5 million;

•	Purchased a 10% interest in Elauwit Networks, an industry-leading provider of internet access and high-definition video service, one of the main amenities for the student housing industry; and

•	In total, the Company has approximately $442.3 million of potential new assets under contract or in development for delivery in 2013 and 2014.

“The recent expansion of our line of credit provides additional financial flexibility and capacity to take advantage of our many growth opportunities," stated Randy Churchey, EdR's president and chief executive officer. "Our pipeline of new opportunities is robust and we are positioned to drive earnings growth from our high quality well located communities around the country."

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter was $4.8 million, or $0.04 per diluted share, compared to a loss of $5.8 million, or $0.07 per diluted share, for the prior year. Operating profits from new communities, a $7.9 million loss on sale of assets in 2011 and lower interest expense were the main drivers of the improvement in net income.

Core Funds From Operations

Core FFO for the quarter was $18.1 million, up 44.2%, or $5.5 million, from the prior year. The improvement in Core FFO reflects an increase in operating profits from new communities and lower interest expense. Core FFO per share/unit for the quarter was $0.16 compared to $0.14 in the prior year.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $15.0 million for the quarter, a decrease of 2.7%, or $0.4 million, from the prior year. This decline in operating income was primarily the result of a 3.3%, or $0.3 million, increase in operating expenses that was primarily driven by a $0.2 million acceleration in marketing spend. Net apartment rent showed a slight 0.1% decline in the fourth quarter as compared to prior year, which was comprised of a 4.1% increase in net rental rates, offset by a 4.2% decline in occupancies.

Preleasing - Fall 2013

Same-community preleasing for the 2013-2014 lease term is 460 basis points ahead of the prior year in occupancy with 39.1% of beds preleased for the fall. Net rental rates for the 2013-2014 lease term are currently projected to be approximately 2.2% ahead of the prior lease term.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

University of Kentucky

In December 2011, the Company was selected by the University of Kentucky (“UK”) to negotiate the potential revitalization of UK's entire campus housing portfolio and expansion of such to more than 9,000 beds within five to seven years (the "UK Campus Housing Revitalization Plan"). The

UK Campus Housing Revitalization Plan is being financed through EdR's On-Campus Equity Plan - The ONE PlanSM with EdR leasing, managing and operating the communities. Construction of Phase I of the plan, a 601-bed community called Central Hall is on schedule for a summer of 2013 opening.

Construction on phase II of the UK Campus Revitalization Plan, which includes four communities with 2,317 beds and a total project cost of approximately $133.7 million, was started in the fourth quarter of 2012 and is on schedule for a summer 2014 opening.

The Company and UK officials continue to work collaboratively on Phase III, which is estimated to include delivery of approximately 1,500 beds in the summer of 2015.

Investment Activity - Developments

Since year end, the Company has entered into a 50/50 joint venture to develop an $89.2 million, 901-bed community within two blocks of the University of Minnesota. The community will be developed by our partner with collaborative work on design and site plans. EdR will manage the community when it opens in the summer of 2014.

“Our existing $190.4 million of Company owned 2013 developments continue to progress nicely, costs are in line and construction is on pace for the targeted opening dates.” stated Tom Trubiana, EdR’s executive vice president and chief investment officer. “Furthermore, with an aggregate $442 million of potential new assets under contract or in development for delivery in 2013 and 2014, we continue to find and convert attractive investment opportunities that meet our quality, location and return criteria.”

Investment Activity - Acquisitions

As previously announced, the Company completed the acquisitions of five communities with a total of 2,581 beds for $206.3 million. These transactions included;

•	The District on 5th, a 764-bed community located within walking distance of the University of Arizona for $66.4 million,

•	Campus Village, a 355-bed community adjacent to Michigan State University in East Lansing, MI for $20.9 million,

•	The Province, a 596-bed community adjacent to Kent State University, for $45.0 million,

•	The Suites at Overton Park and The Centre at Overton Park an aggregate of 866 beds adjacent to Texas Tech University for a combined $74.0 million.

In December 2012, the Company purchased a 10% interest in Elauwit Networks - an industry-leading provider of internet access, high-definition video and telephone service. While the initial investment for this minority partnership was nominal for EdR, it provides a variety of potential benefits, including reduced network operating costs along with opportunities to create innovative enhancements and generate ancillary income.

Capital Structure

In January 2013, the Company amended its credit facility, increasing the facility from $175 million to $375 million. The amended facility contains an accordion feature allowing the Company to increase the size of the facility to $500 million. The initial term of the facility is four years with one 12-month extension available under certain conditions. At the borrower’s option, the interest rate per annum is equal to a base rate or LIBOR plus an applicable margin ranging from 145 to 205 basis points, depending upon leverage.

At December 31, 2012, the Company had cash and cash equivalents totaling $17.0 million and availability on its unsecured revolving credit facility of $296.0 million, considering the subsequent expansion as noted above. The Company’s debt to gross assets was 31.7%, its net debt to Adjusted EBITDA was 5.7x and its interest coverage ratio was 4.2x.

Earnings Guidance and Outlook

Based upon the Company's current estimates, Core FFO per share/unit is expected to be in the range of $0.53 to $0.57 for the full year ending December 31, 2013, which represents a 13% to 21% increase over 2012. The following assumptions were used by management:

•
Full year same-community revenue growth of 1% to 3%, including revenue growth of 3% to 5% for fall 2013, and operating expense growth of 2.5% to 3.5% for the year, resulting in NOI growth of 3% to 6% in the fall and NOI flat to up 3% for the full year;

•	NOI of $6.0 million to $6.5 million from 2013 development deliveries, excluding pre-opening expenses;

•	Third-party development and management fees from existing contracts of approximately $5.5 million, respectively, with related general and administrative costs of approximately $6.5 million;

•
General and administrative expense is expected to increase 5% to $7.2 million. This estimate does not include acquisition or development pursuit cost as our guidance does not include these types of transactions;

•	Ground lease expense is expected to be $6.3 million, which includes $4.4 million of straight-lined ground rent that will be excluded from Core FFO;

•	Preopening expenses related to development deliveries of approximately $2.0 million;

•	Interest expense is expected to be between $17.0 and $20.0 million, net of capitalized interest of $6.0 million to $7.0 million; and

•	Full year weighted average shares/units of 114.9 million.
The guidance for 2013 does not include the impact of any new third-party development or management contracts, acquisitions including pre-sale agreements or purchase options, dispositions, additional ONE PlanSM developments or capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, February 19, 2013. The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet. To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725. Participants may also access the call via live webcast by visiting the company’s investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on February 19, 2013 through midnight Eastern Time on February 26, 2013. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 408010. The archive of the webcast will be available on the company’s website for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 67 communities in 24 states with over 37,000 beds within more than 12,500 units. For more information please visit the company's website at www.EdRTrust.com.

Contact:

Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

Randy Brown
EdR
Executive Vice President and
Chief Financial Officer
(901) 259-2500

J. Drew Koester
EdR
Senior Vice President and
Chief Accounting Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing assets; (5) gain on sale of collegiate housing assets; (6) interest expense; (7) other non-operating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; (10) applicable expenses related to discontinued operations; and (11) budgeted EBITDA for properties owned less than 12 months so that a full 12 months of EBITDA is reflected for acquisitions. EBITDA is not adjusted for properties under development for ownership by the Company until the properties open. We consider Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Collegiate housing properties, net	$1,061,002	$803,519
Assets under development	159,264	56,648
Cash and cash equivalents	17,039	75,813
Restricted cash	6,410	4,826
Other assets	80,972	37,003

Total assets	$1,324,687	$977,809

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium	$398,846	$358,504
Unsecured revolving credit facility	79,000	—
Accounts payable and accrued expenses	57,123	31,766
Deferred revenue	17,964	14,409
Total liabilities	552,933	404,679

Commitments and contingencies	—	—

Redeemable noncontrolling interests	8,944	9,776

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 113,062,452 and 91,800,688 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	1,131	918

Preferred shares, $0.01 par value, 50,000,000 shares authorized,
no shares issued and outstanding	—	—
Additional paid-in capital	849,878	662,657
Accumulated deficit	(93,287)	(101,708)
Total EdR stockholders’ equity	757,722	561,867
Noncontrolling interests	5,088	1,487
Total equity	762,810	563,354

Total liabilities and equity	$1,324,687	$977,809

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended December 31,
	2012	2011
	(unaudited)
Revenues:
Collegiate housing leasing revenue	$39,614	$28,933
Third-party development services	330	622
Third-party management services	995	911
Operating expense reimbursements	2,179	2,228
Total revenues	43,118	32,694

Operating expenses:
Collegiate housing leasing operations	16,129	11,734
Development and management services	1,510	1,392
General and administrative	1,512	1,796
Development pursuit and acquisition costs	496	336
Ground leases	1,680	1,401
Depreciation and amortization	11,001	7,603
Reimbursable operating expenses	2,179	2,228
Total operating expenses	34,507	26,490

Operating income	8,611	6,204

Nonoperating expenses:
Interest expense	3,449	4,221
Amortization of deferred financing costs	304	314
Interest income	(131)	(46)
Total nonoperating expenses	3,622	4,489

Income before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	4,989	1,715

Equity in (losses) of unconsolidated entities	(23)	(39)
Income before income taxes and discontinued operations	4,966	1,676
Less: Income tax expense	233	183
Income from continuing operations	4,733	1,493
Income (loss) from discontinued operations	244	(7,093)
Net income (loss)	4,977	(5,600)

Less: Net income attributable to the noncontrolling interests	189	179
Net income (loss) attributable to EdR common stockholders	$4,788	$(5,779)

Earnings per share information:
Net income (loss) attributable to EdR common stockholders per share – basic & diluted:	$0.04	$(0.07)

Weighted-average share of common stock outstanding – basic	113,027	85,790
Weighted-average share of common stock outstanding – diluted	114,086	85,790

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share data)

	Year ended December 31,
	2012	2011
	(unaudited)
Revenues:
Collegiate housing leasing revenue	$131,092	$98,491
Third-party development services	820	4,103
Third-party management services	3,446	3,336
Operating expense reimbursements	9,593	8,604
Total revenues	144,951	114,534

Operating expenses:
Collegiate housing leasing operations	63,194	48,789
Development and management services	6,268	5,506
General and administrative	6,803	6,215
Development pursuit and acquisition costs	1,105	595
Ground leases	6,395	5,498
Depreciation and amortization	35,436	25,961
Reimbursable operating expenses	9,593	8,604
Total operating expenses	128,794	101,168

Operating income	16,157	13,366

Nonoperating expenses:
Interest expense	14,390	17,274
Amortization of deferred financing costs	1,215	1,197
Interest income	(283)	(175)
Loss on extinguishment of debt	—	351
Total nonoperating expenses	15,322	18,647

Income (loss) before equity in (losses) of unconsolidated entities, income taxes and discontinued operations	835	(5,281)

Equity in (losses) of unconsolidated entities	(363)	(447)
Income (loss) before income taxes and discontinued operations	472	(5,728)
Income tax benefit	(884)	(95)
Income (loss) from continuing operations	1,356	(5,633)
Income (loss) from discontinued operations	7,281	(5,142)
Net income (loss)	8,637	(10,775)

Less: Net income attributable to the noncontrolling interests	216	239
Net income (loss) attributable to EdR Common Stockholders	$8,421	$(11,014)

Earnings per share information:
Net income (loss) attributable to EdR common stockholders per share – basic & diluted:	$0.08	$(0.15)

Weighted-average share of common stock outstanding – basic	101,244	75,485
Weighted-average share of common stock outstanding – diluted	102,317	75,485

EdR AND SUBSIDIARIES
CALCULATION OF FFO AND CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Net income (loss) attributable to EdR	$4,788	$(5,779)	$8,421	$(11,014)

(Gain) loss on sale of collegiate housing assets (1)	(69)	7,859	(5,496)	5,471
Real estate related depreciation and amortization	11,038	8,304	37,237	29,101
Equity portion of real estate depreciation and amortization on equity investees	47	83	225	412
Equity portion of loss on sale of student housing property on equity investees	—	—	88	256
Noncontrolling interests	168	184	305	244
FFO	$15,972	$10,651	$40,780	$24,470
FFO adjustments:
Loss on extinguishment of debt (1)	—	—	—	757
Acquisition costs	501	261	1,110	741
Straight-line adjustment for ground leases (2)	1,156	1,051	4,364	4,208
FFO adjustments	1,657	1,312	5,474	5,706

FFO on Participating Developments: (3)
Interest on loan to Participating Development	460	460	1,830	1,598
Development fees on Participating Development, net of costs and tax	—	124	91	887
FFO on Participating Developments	460	584	1,921	2,485

Core FFO	$18,089	$12,547	$48,175	$32,661

FFO per weighted average share/unit (4)	$0.14	$0.12	$0.40	$0.32

Core FFO per weighted average share/unit (4)	$0.16	$0.14	$0.47	$0.43

Weighted average shares/units (4)	114,086	86,901	102,317	76,596

Notes:
(1) All or a portion of these amounts are included in discontinued operations and are not visible on the face of our statement of operations.
(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at four communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) FFO on Participating Developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2013 GUIDANCE – RECONCILIATION OF FFO and CORE FFO
(Amounts in thousands, except per share data)
(Unaudited)

	Year Ended December 31, 2013
	Low End	High End

Net income attributable to EdR	$7,505	$12,456

Real estate related depreciation and amortization	45,515	45,515
Equity portion of real estate depreciation and amortization on equity investees	192	192
Noncontrolling interests	298	258
FFO	$53,510	$58,421
FFO adjustments:
Acquisition costs	600	600
Straight-line adjustment for ground leases (1)	4,386	4,386
FFO adjustments	4,986	4,986

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,830	1,830
FFO on Participating Developments	1,830	1,830

Core FFO	$60,326	$65,237

FFO per weighted average share/unit (3)	$0.47	$0.51

Core FFO per weighted average share/unit (3)	$0.53	$0.57

Weighted average shares/units (3)	114,859	114,859

Notes:
(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at four communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three and twelve months ended December 31, 2012 and 2011 (in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011
Operating income	$8,611	$6,204	$16,157	$13,366
Less: Third-party development services revenue	330	622	820	4,103
Less: Third-party management services revenue	995	911	3,446	3,336
Plus: General and administrative expenses	3,518	3,524	14,176	12,316
Plus: Ground leases	1,680	1,401	6,395	5,498
Plus: Depreciation and amortization	11,001	7,603	35,436	25,961
NOI	$23,485	$17,199	$67,898	$49,702

The following is a reconciliation of the Company's GAAP net income to Adjusted EBITDA for the year ended December 31, 2012 (in thousands):

Year Ended December 31, 2012
Net income attributable to common shareholders	$8,421
Straight line adjustment for ground leases	4,364
Acquisition costs	1,110
Depreciation and amortization	35,436
Depreciation and amortization - discontinued operations	2,438
Gain on sale of collegiate housing assets - discontinued operations	(5,496)
Loss on sale of equity investee	88
Interest expense, net	14,390
Other nonoperating expense	932
Income tax benefit	(884)
Non-controlling interests	216
Adjusted EBITDA	$61,015
Pro Forma EBITDA for acquisitions/developments	19,024
Pro Forma Adjusted EBITDA	$80,039